SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. --)

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[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12


                            BLACKHAWK BANCORP, INC.
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                       [BLACKHAWK BANCORP LETTERHEAD]

                                                               April 17, 2001
Dear Shareholder:

      You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Blackhawk Bancorp, Inc. which will be held at the Country Club of Beloit located at 2327 Riverside Drive, Beloit, Wisconsin on Wednesday,
May 16, 2001 beginning at 10:00 am local time.

      In addition to the election of three directors, there is an additional agenda item that requires your careful consideration. A shareholder has proposed asking you to approve a request that the Board of Directors retain an investment banking firm to explore whether there are opportunities to maximize shareholder value through the sale of the Company, and to pursue any such opportunities which the investment banking firm identifies. We strongly recommend that you vote against this proposal.

      As discussed in more detail in the accompanying Proxy Statement, the Board of Directors retained an investment banking firm in 1999 to help it identify and analyze strategies and options that might add shareholder value, including, among others, a possible sale of the Company. As a result of the exhaustive process and considerations undertaken at that time, which continued well into 2000, the Board of Directors concluded that a sale of the Company was not in the
                                                                      ---
best interests of the shareholders. The Board of Directors believes this conclusion remains equally true today, if not more so, given developments in the market generally and more specific to the Company. THE BOARD OF DIRECTORS AND MANAGEMENT THEREFORE RECOMMEND THAT YOU VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL, WHICH IS ITEM 2 ON THE ACCOMPANYING PROXY CARD.

      Whether or not you are able to attend the 2001 Annual Meeting, we welcome your questions and comments about the Company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting, so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by May 9, 2001.

It is important that your shares be represented and voted at the meeting. Accordingly, please sign, date and promptly return the enclosed proxy card in the envelope provided.

                                    Sincerely,

                                    /s/ Dennis M. Conerton

                                    Dennis M. Conerton
                                    President and Chief Executive Officer

                               BLACKHAWK BANCORP, INC.

                                400 Broad Street
                            Beloit, Wisconsin 53511
                                 (608) 364-8911

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                ON MAY 16, 2001

To the shareholders of BLACKHAWK BANCORP, INC.:

     The 2001 annual meeting of the shareholders of Blackhawk Bancorp, Inc. (the "Corporation") will be held on Wednesday, May 16, 2001 at 10:00 A.M., local time, at the Country Club of Beloit, 2327 Riverside Drive, Beloit, Wisconsin 53511 for the following purposes:

     (1) To elect three directors to serve for a term of three years;

     (2) To consider a shareholder proposal, if presented at the Annual Meeting; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only shareholders of record on the books of the Corporation at the close of business on April 12, 2001 will be entitled to vote at the Annual Meeting or any adjournment thereof. Your attention is called to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the Annual Meeting.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ James P. Kelley

                              JAMES P. KELLEY
                              Vice President and Secretary

Beloit, Wisconsin
April 17, 2001

A PROXY, WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, IS ENCLOSED. PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF FOR ANY REASON YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.

                            BLACKHAWK BANCORP, INC.

                                400 Broad Street
                            Beloit, Wisconsin 53511
                                 (608) 364-8911

                                PROXY STATEMENT
                                  ------------

                  This Proxy Statement and accompanying proxy
          were first mailed to Shareholders on or about April 17, 2001
                                  ------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Blackhawk Bancorp, Inc., a Wisconsin corporation (the "Corporation"), for the annual meeting of shareholders to be held on Wednesday, May 16, 2001 beginning at 10:00 A.M.

     Shareholders of record at the close of business on April 12, 2001 will be entitled to one vote on each matter presented for each share so held. At that date there were 2,341,474 shares of Common Stock outstanding and entitled to vote at the meeting. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. Shares of the Corporation's Common Stock represented by properly executed proxies received by the Corporation will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or the acting secretary of the meeting or by oral notice to the presiding officer during the meeting. The representation at the meeting in person or by proxy of shareholders of the Corporation holding a majority of the Corporation's outstanding shares of Common Stock shall constitute a quorum for the transaction of business. For the purpose of determining the presence of a quorum, shares represented on any matter will be counted as present and represented on all matters to be acted upon, including any matter with respect to which the holder of such shares abstains from voting, and including shares which are not voted by a holder of record who is a broker because the broker has not received authority from the beneficial owner, as required under applicable laws and rules, to vote the shares on such matter ("broker nonvotes").

     Directors are elected by a plurality of the votes cast by the holders of the Corporation's Common Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. Under Wisconsin law, votes cast "AGAINST" a director nominee are given no legal effect and are not counted as votes cast in the election of directors.

     Approval of any other matter which properly comes before the meeting, such as the shareholder proposal, will require the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the particular matter. In tabulating votes cast on any such other matter, abstentions will be considered votes cast, and accordingly will have the same effect as a negative vote. Broker nonvotes, on the other hand, will not be counted as shares entitled to be voted on the particular matter, and therefore will have no impact on the outcome of the vote.

     Expenses in connection with the solicitation of proxies will be paid by the Corporation. Upon request, the Corporation will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may also be solicited in person, or by telephone, by officers and regular employees of the Corporation, who will receive no additional or special compensation for their services. Shares held for the accounts of participants in the Corporation's Employee Stock Ownership Plan ("ESOP") will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of the ESOP.

                       BENEFICIAL OWNERSHIP OF SECURITIES

     The table below sets forth information regarding the beneficial ownership of Common Stock of the Corporation, as of March 30, 2001, by each director and nominee for director, by each of the executive officers named in the Summary Compensation Table, and by all nominees for director and individuals who served as directors and executive officers of the Corporation on March 30, 2001 as a group. Other than Mr. Conerton, a director and President and Chief Executive Officer of the Corporation, and Mr. Hendricks, a director of the Corporation, no person is known to the Corporation to be the beneficial owner of more than 5% of the outstanding shares of the Corporation's Common Stock. Except as shown in the table, each person's address is the same as the Corporation's: 400 Broad Street, Beloit, Wisconsin 53511.

                              NUMBER OF SHARES BENEFICIALLY
                                   OWNED AND NATURE OF
NAME AND ADDRESS                BENEFICIAL OWNERSHIP(1)(2)        PERCENT
OF BENEFICIAL OWNER                                <F1><F2>       OF CLASS
-------------------           -----------------------------      ----------
John B. Clark                         82,400 shares(4)<F4>         3.14%
   1840 Sherwood Drive S.W.
   Beloit WI 53511

Dennis M. Conerton                   202,785 shares(3)<F3>         7.75%
H. Daniel Green, DDS                  28,240 shares                1.08%
   419 Pleasant Street
   Beloit WI 53511

Charles Hart                          17,800 shares                 .68%
   c/o Tricor, Inc.
   520 W. Grand Avenue
   Beloit WI 53511

Kenneth A. Hendricks                 156,600 shares(4)<F4>         5.98%
   c/o ABC Supply Co.
   One ABC Parkway
   Beloit WI 53511

Charles J. Howard                     10,000 shares                 .38%
   4920 Forest Hills Road
   Loves Park IL 61111

George D. Merchant                    78,725 shares                 3.00%
   2413 Liberty Avenue
   Beloit WI 53511

Sunil Puri                             2,000 shares(5)<F5>          .08%
    6885 Vistagreen Way
    Rockford IL 61108

David A. Stearns                       5,013 shares(3)<F3>          .19%

Roger K. Taylor                       48,600 shares(4)<F4>         1.85%
   c/o North American Tool
   Corporation
   215 Elmwood Avenue
   South Beloit IL 61080

Merritt J. Mott                           no shares                   --
   c/o Rockford Sanitary
Systems, Inc.
   5159 28th Avenue
   Rockford IL 61109

All nominees for director and        778,851 shares(3)(4)         29.82%
individuals who served as                         <F3><F4>
directors and executive
officers of the Corporation
on March 30, 2001 as a group
(14 persons)

------------

(1)<F1> Except as noted otherwise, each person holds sole voting and dispositive powers with respect to all shares shown opposite his name.

(2)<F2> Includes options to purchase shares exercisable currently or within 60 days of the date of this Proxy Statement for each of the persons identified in the table as follows: Messrs. Clark - 9,350; Conerton - 130,600; Green - 9,350; Hart - 7,250; Hendricks - 4,100; Merchant -
        9,350; Stearns - 5,000; and Taylor - 9,350, and for all nominees for director and individuals who served as directors and executive officers of the Corporation on March 30, 2001 as a group - 223,025.

(3)<F3> Includes shares allocated to the individual's account under the Corporation's ESOP as follows: Mr. Conerton - 1,760 shares; Mr. Stearns - 13 shares; and for all nominees for director and individuals who served as directors and executive officers of the Corporation on March 30, 2001 as a group - 13,006 shares.


4)<F4> For Messrs. Clark, Hendricks, and Taylor, includes 73,050 shares, 152,500 shares, and 39,250 shares, respectively, held jointly with such person's spouse and for all nominees for director and individuals who served as directors and executive officers of the Corporation on March 30, 2001 as a group, includes 339,043 shares held jointly with such persons' spouses.

5)<F5> For Mr. Puri, includes 1,600 shares held individually and 400 shares held by his spouse.

     The information presented in the table is based on information furnished by the specified persons and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act"), as required for purposes of this Proxy Statement. Briefly stated, under that Rule shares are deemed to be beneficially owned by any person or group having the power to vote or direct the vote of, or the power to dispose or direct the disposition of, such shares, or who has the right to acquire beneficial ownership thereof within 60 days. Beneficial ownership for the purposes of this Proxy Statement is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                             ELECTION OF DIRECTORS

     The Corporation's Bylaws, and actions of the Board taken pursuant thereto, provide that there shall be 10 directors divided into three classes, as nearly equal in number as practicable, each to serve 3-year staggered terms. At each annual meeting the term of office of one of the three classes expires, and a new class must be elected or re-elected to serve for a term of three years or until their successors are duly elected and qualified.

     The three nominees standing for election as directors of the Corporation at the 2001 annual meeting are Mr. Charles J. Howard, Mr. Roger K. Taylor, and Mr. Merritt J. Mott for terms expiring at the 2004 annual meeting of shareholders. Mr. Howard has been a director of the Corporation since August 2000, when he was appointed to fill the vacancy on the Board created by the resignation of Mr. James P. Kelley. Mr. Taylor has been a director of the Corporation since 1989. Mr. Mott has been nominated to fill the directorate of Mr. Frederick G. Klett, who will not stand for re-election at the annual meeting. The Board thanks Mr. Klett, who has been a director since 1989, for his many years of dedicated service to the Corporation.

     The Board recommends that the shareholders elect the three nominees to serve as directors of the Corporation for a term of three years or until their successors have been duly elected and qualified. Unless otherwise directed, proxies will be voted for the election of the three nominees. If any of the nominees should decline or be unable to act as a director, which is not foreseen, proxies may be voted with discretionary authority for a substitute nominee designated by the Board of Directors.

NOMINEES FOR ELECTION TO TERM EXPIRING IN 2004:
                                                                  DIRECTOR
NAME AND AGE            PRINCIPAL OCCUPATION(1)<F6>                 SINCE
------------            ---------------------------               --------
Charles J. Howard, 54  Chairman of the Board and Chief               2000
                       Executive Officer of William
                       Charles, Ltd. (a company engaged
                       in heavy manufacturing, waste
                       management, truck sales, and real
                       estate development).

Merritt J. Mott, 55    Mr. Mott is the owner and Chief                --
                       Executive Officer of Rockford Sanitary
                       Systems, Inc. (designer and manufacturer of fluid filtration/separation systems for mercial plumbing use).  From 1980 through
                       1996, he served in various capacities at
                        t Bros. Company (supplier of HVAC/hydronic systems), including Chief Financial Officer, Executive Vice President and Director. Mr.
                        Mott serves as a member of the Board of
                        Directors of Landstar System, Inc., a publicly traded transportation technology services company, and Landstar System Holdings, Inc., its wholly-owned subsidiary.

Roger K. Taylor,       President and Chief Executive Officer,        1989
57(2)(3)(4)            North American Tool Corporation
 <F7><F8><F9>           nufacturer of perishable cutting tools).

     In addition to those three persons, the following seven individuals also presently serve as directors of the Corporation for the indicated terms.

CLASS OF DIRECTORS WHOSE TERM EXPIRES IN 2002:
                                                                     DIRECTOR
NAME AND AGE              PRINCIPAL OCCUPATION(1)<F6>                  SINCE
-------------             ---------------------------                --------
John B. Clark, 58         Retired since 1997; prior thereto            1989
                          stockbroker, Everen Securities, Inc.
                          (securities investment firm).

H. Daniel Green, DDS, 67  Dentist in private practice.                 1989

Charles Hart, 67(2)<F7>   Sales person at Tricor, Inc. (full service   1993
                          insurance agency) since 1999; previously sales person and President and Director of Combined Insurance Group, Ltd.; Director,
                          Hart, Kruse & Boutelle, Inc. (real
                          estate).

CLASS OF DIRECTORS WHOSE TERM EXPIRES IN 2003:
                                                                     DIRECTOR
NAME AND AGE              PRINCIPAL OCCUPATION(1)<F6>                  SINCE
------------              ---------------------------                --------
Dennis M. Conerton, 50(2) President and Chief Executive Officer of     1989
                     <F7> the Corporation and of its subsidiary,
                          Blackhawk State Bank, since 1995; prior
                          thereto, Vice President - Controller/Chief
                          Accounting Officer, Regal-Beloit
                          Corporation (manufacturer of power
                          transmission components and perishable
                          cutting tools); Director, North American
                          Tool Corporation

Kenneth A. Hendricks,     Chairman and Chief Executive Officer of ABC  1996
59(2)(3)(4)               Supply Co. (roofing and siding wholesaler).
 <F7><F8><F9>

George D. Merchant, 68(3) Retired; prior thereto, Owner/Operator of    1989
                     <F8> two Dairy Queen ice cream store franchises.

Sunil Puri, 40            President of First Rockford Group, Inc.      2000
                          (diversified real estate development firm).

(1)<F6> Except as otherwise noted, all directors have been employed in the principal occupations noted above for the past five years or more.

(2)<F7> Member of the executive committee in 2000.

(3)<F8> Member of the audit committee in 2000.

(4)<F9> Member of the compensation committee in 2000.

MEETINGS AND COMMITTEES

     The Board of Directors held 12 meetings during 2000. Each of the directors attended at least 75% of the meetings of the Board (including meetings of committees of which he is a member) held during the period of 2000 for which he served as a director. There are no standing nomination or similar committees of the Board.

     The Corporation has an Executive Committee, of which Mr. Taylor was the chairman. The other members of the Executive Committee are set forth on the tables above. The Executive Committee is authorized to exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation when the Board is not in session, except for those powers which are non-delegable by law or have been delegated to other committees. The Executive Committee met 6 times in 2000.

     The Corporation has a Compensation Committee of which Mr. Hendricks was the chairman. The other members of the Compensation Committee are set forth on the
tables above.   The Compensation Committee reviews and makes recommendations with respect to the Corporation's and its subsidiary's hiring and compensation policies, and performs administrative functions with respect to the Corporation's 1990 and 1994 Executive Stock Option Plans. The Compensation Committee met 1 time in 2000.

     The Corporation has an Audit Committee of which Mr. Taylor was the chairman. The other members of the Audit Committee are set forth on the tables above. The Board of Directors believes that all of the current members of the Audit Committee are "independent directors" as defined by the listing standards of the National Association of Securities Dealers, Inc. The Audit Committee's functions include meeting with the Corporation's independent public accountants and making recommendations to the Board of Directors regarding the engagement or retention of such accountants, adoption of accounting methods and procedures, public disclosures required to comply with securities laws and other matters
relating to the Corporation's financial accounting.   The Board has not approved
a charter for the Audit Committee.  The audit committee met once in 2000.

                             AUDIT COMMITTEE REPORT

     The Blackhawk Bancorp, Inc. Audit Committee is comprised of three directors who are not officers of the Corporation. The members of the Audit Committee are independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. A responsibility of the Committee is to monitor and review the Corporation's financial reporting process on behalf of the Board of Directors. Management is responsible for the Corporation's internal controls and the financial reporting process while the independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Board of Directors has not adopted a written charter for the Audit Committee.

     The Committee held one meeting during 2000. The meeting was designed to facilitate and encourage open communication between the Committee and the internal auditors and the Corporation's independent public accountants, Wipfli Ullrich Bertleson LLP ("Wipfli"). During the meeting, the Committee reviewed and discussed the Corporation's annual financial statements with management and Wipfli.

     The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. The Committee discussed with Wipfli matters relating to communications with audit committees as required by Statement on Auditing Standards No. 61. Wipfli also provided to the Committee the written disclosures relative to auditor independence as required by Independence Standards Board Standard No. 1. The Committee also reviewed a list of non-audit services performed during fiscal year 2000 and determined, based upon their scope, that such services did not affect the independence of Wipfli in performing their audit services.

     The Corporation paid Wipfli a total of $64,750 for the audit and non-audit services Wipfli provided to the Corporation during fiscal year 2000. The Audit Committee considered these fees in its assessment of the independence of Wipfli and deemed that the services provided and the fees paid for those services were compatible with maintaining independence of the Corporation's independent public accountant.

     Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

Respectfully submitted to the Corporation's shareholders by the Audit Committee of the Board of Directors.

Roger J. Taylor, Committee Chair     Kenneth A. Hendricks     George D. Merchant

                              SHAREHOLDER PROPOSAL

   Information regarding a shareholder proposal is set forth below. The Corporation disclaims any responsibility for the content of this proposal and statement of support, which is presented as received from the shareholder. The affirmative vote of the holders of a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is necessary to adopt this proposal. AS DISCUSSED BELOW, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

SHAREHOLDER PROPOSAL

   Landmark Financial Group, Inc., which has indicated that it held 77,900 shares of common stock of the Corporation on December 7, 2000, has given notice of its intention to present the proposal set forth below for action at the Annual Meeting. Landmark Financial Group, Inc. is a registered bank holding company which owns and operates three banks: the Alpine Bank of Illinois, which has nine offices in Cherry Valley, Loves Park, Machesney Park and Rockford, Illinois; the LNB National Bank, which has three offices in Leland, DeKalb and Serena, Illinois; and the Belvidere National Bank and Trust Company, which has four offices in Belvidere and Kirkland, Illinois.

"RESOLVED, that the shareholders hereby request that the Board of Directors take all necessary and appropriate actions to interview, select and retain an investment banking firm for the purpose of exploring whether there are opportunities to maximize shareholder value through the sale of the corporation and to pursue diligently any opportunities which are identified by such firm."

PROPONENT'S STATEMENT OF SUPPORT OF SHAREHOLDER PROPOSAL

   "Directors owe a fiduciary duty to the shareholders of the company to maximize shareholder value. We believe that the current market value of the shares does not accurately reflect the true value of the corporation, and we further believe that the company's current operations do not appear to provide any indication that the market value will increase appreciably in the near future. We also believe that the lack of a ready market for the corporation's stock contributes to its under-valuation. We believe that the shareholders might recognize a significant premium over the current market value were the corporation to be acquired, because acquiring companies often pay such premiums to reflect perceived efficiencies or increases in market penetration to be achieved through the acquisition. Acquisition of the corporation by a third party might also increase the liquidity of the shareholders' investment, by converting their stock to cash, to shares of stock in a corporation for which there is a more ready market, or through a combination of cash and more marketable stock. We further believe that the most appropriate way to identify, explore and pursue such an opportunity to maximize shareholder value would be through the retention of a qualified investment banking firm which would assist the Board in identifying and pursuing any opportunities to increase shareholder value through such a sale."

DIRECTORS' STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

   As you can see from the information presented in the beneficial ownership table under the section of this Proxy Statement captioned "Beneficial Ownership of Securities," management and the Board have a significant financial stake in the Corporation's Common Stock. They also have been dissatisfied with the recent performance of the Company's stock. They desire as much as any shareholder to maximize the value of their investment. To this end they recently considered numerous strategies to enhance shareholder value, and continue to do so on an ongoing basis. For the reasons discussed in more detail below, the Board of Directors believes that the strategy that will best maximize overall shareholder value at the present time is to continue implementing the Company's business plan.

   As a part of its efforts to enhance shareholder value, in early 1999 the Board of Directors retained an investment banking firm with special expertise in the banking industry to help management and the Board of Directors identify and analyze strategies and options that might add shareholder value. In addition to developing and analyzing strategic options designed to stimulate growth and improve performance, the Corporation also considered a possible sale or business combination of the Corporation with another banking organization. To this end, the investment banking firm circulated confidential information about the Corporation to numerous financial institutions that it believed might have an interest in engaging in discussions regarding a possible acquisition or business combination, and solicited preliminary proposals from those candidates. The investment banking firm and the Corporation actively pursued indications of interest through early 2000. The Board of Directors reviewed all preliminary proposals that it received, and held discussions with the two parties that submitted the most favorable and firm proposals. However, after those negotiations and careful consideration of the proposals made by these candidates, the Board concluded that the terms of the proposals were inadequate based on their financial terms, especially in light of the volatile stock market conditions, the acquisition strategies of the two candidates, and the longer term benefits that the Board believed could be achieved through implementation of operating improvements and other strategic options.

   Management and the Board therefore focused their attention on developing and implementing operating strategies designed to strengthen the financial condition, profitability and growth prospects of the Corporation. To date, the Corporation has successfully implemented many of these strategies, including the conversion of its data processing system, retention of additional seasoned commercial lenders, and new deposit pricing structures. The Board is confident further efficiencies and synergies can be achieved if the Corporation continues to pursue initiatives that are a part of its operating plan, and that this course presently presents the greatest potential to maximize value for the shareholders. However, shareholders should bear in mind that the implementation of a comprehensive business plan takes time, and that the Corporation still has many improvements to make.

   The Board is keenly aware of the performance of the Corporation's stock and its relative value. The shareholder proposal seeks to implement a strategy which, based on the Corporation's recent solicitation process, the Board believes has no potential to produce an offer that will provide a value to shareholders which is comparable to the longer term value that the Board believes can be obtained if the Corporation continues to implement and achieve its business plan as an independent institution. The Board therefore believes that continued adherence to the business plan developed in early 2000 and the systematic implementation of its operating strategies presently offers the greatest potential to maximize shareholder value.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

                           COMPENSATION OF DIRECTORS

DIRECTORS' FEES

   Directors of the Corporation who are not employees of the Corporation or of Blackhawk State Bank (the "Bank") receive a $6,000 annual retainer and $250 for each board meeting attended and $100 for each committee meeting attended. Directors who are employees receive an annual retainer of $7,000. The Corporation has also established stock option plans in which non-employee directors are eligible to participate.

DIRECTORS' STOCK OPTION PLANS

   Prior to its expiration on January 24, 1995, the Corporation maintained the Blackhawk Bancorp, Inc. 1990 Directors' Stock Option Plan (the "1990 Directors' Plan"), which was intended to provide an incentive for directors of the Corporation who are not active full-time employees of the Corporation or of a subsidiary of the Corporation ("Outside Directors") to improve corporate performance on a long-term basis. To replace the expired 1990 Directors' Plan, the Board of Directors adopted, and the shareholders of the Corporation on May 11, 1994 approved, the Blackhawk Bancorp, Inc. 1994 Directors' Stock Option Plan (the "1994 Directors' Plan"), which is substantially similar in all material respects to the 1990 Directors' Plan. The 1994 Directors' Plan has 150,000 shares of the Corporation's Common Stock reserved for issuance and provides for the granting of non-qualified stock options.

   On March 1, 2001, each of the nine Outside Directors automatically was granted an option under the 1994 Directors' Plan to purchase 2,000 shares of the Corporation's Common Stock at a per share exercise price of $8.50 (the per share market price of the Corporation's Common Stock on that date). On March 1, 2000, each of the seven Outside Directors automatically was granted an option to purchase 2,000 shares at an exercise price of $9.375, the market price on that date. Giving effect to those grants, the total number of shares of the Corporation's Common Stock subject to outstanding grants under the 1990 and 1994 Directors' Plan as of March 2, 2001 was 97,450, and there remained available 75,650 shares for future grants under the 1994 Directors' Plan. The 1990 Directors' Plan expired on January 24, 1995, therefore no more options will be granted under that Plan. The 1994 Directors' Plan will expire December 31, 2003.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

   The following table summarizes certain information for each of the last three years concerning all compensation awarded or paid to or earned by the Chief Executive Officer and certain other executive officers of the Corporation whose total compensation for 2000 exceeded $100,000.

                                                   SUMMARY COMPENSATION TABLE
                          ---------------------------------------------------------------------------

                                     ANNUAL                                LONG TERM
                                COMPENSATION(1)<F10>                      COMPENSATION
                          ---------------------------------------------------------------------------
      Name and                                             Other Annual     Options/       Other
 Principal Position       Year   Salary ($)  Bonus ($)(2)  Compensation(3)   SARs(4)  Compensation(5)
                                                    <F11>            <F12>     <F13>            <F14>
 -------------------      ----   ----------  ------------  ---------------  --------  ---------------

Dennis M. Conerton        2000    $120,000      $     0        $ 9,018        5,000       $16,986
President and Chief       1999    $115,762      $     0        $ 9,249            0       $21,226
Executive Officer of      1998    $110,250      $19,457        $10,465       19,000       $22,855
Corporation and Bank
since February 20, 1995

David A. Stearns(6)<F15>  2000    $100,000      $ 3,618        $ 2,706            0       $ 5,678
Executive Vice President  1999      90,000      $ 3,619        $ 4,878        5,000       $   682

(1)<F10> While the named individual received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of those benefits are not indicated since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2)<F11> Annual bonus amounts are earned and accrued during the years indicated and paid at the beginning of the next calendar year.

(3)<F12> Represents amounts provided for an automobile allowance and related expenses and $7,000 for directors' fees for Mr.
          Conerton.

(4)<F13> Consists entirely of non-qualified stock options (adjusted, as necessary, to reflect the 1994 and 1995 Stock Splits).

(5)<F14> Includes: (a) employer contributions to each named executive's account under the qualified, non- contributory pension plan maintained by the Bank for 1998 and a 401(k) profit sharing plan for 1999 and 2000 in the amounts of $12,885, $11,226 and $6,986 for Mr. Conerton in the years 1998, 1999 and 2000, respectively, and in the amounts of $682 and $5,678 for Mr. Stearns in the years 1999 and 2000, respectively; (b) premiums paid on behalf of the Mr. Conerton for life insurance pursuant to the Plan for Life Insurance maintained by the Bank in the amount of $4,843 in each of the years 1998, 1999 and 2000; and
          (c) additional insurance benefits in the amount of $5,157 for Mr. Conerton in each of the years 1998, 1999 and 2000.

(6)<F15>  Mr. Stearns became employed by the Corporation in October 1998.

EXECUTIVE STOCK OPTIONS

   Prior to its expiration on January 24, 1995, the Corporation maintained the Blackhawk Bancorp, Inc. 1990 Executive Stock Option Plan (the "1990 Executive Plan"), which provided an incentive for executive officers of the Corporation or any of its subsidiaries to improve corporate performance on a long-term basis. To replace the expired 1990 Executive Plan, the Board of Directors of the Corporation adopted, and on May 11, 1994 the shareholders approved, the Blackhawk Bancorp, Inc. 1994 Executive Stock Option Plan (the "1994 Executive Plan"), which is substantially similar in all material respects to the 1990 Executive Plan. The 1994 Executive Plan provides for the granting of incentive stock options ("ISOs") intended to qualify as such within the meaning of
Section 422 of the Internal Revenue Code of 1986, nonqualified stock options ("NSOs") and stock appreciation rights ("SARs"). The 1994 Executive Plan has 405,000 shares of the Corporation's Common Stock reserved for issuance.

   Options for 8,000 shares were granted in 2000 and at December 31, 2000 there were outstanding under this Plan options for the purchase of a total of 243,880 shares. There are 186,511 shares available for future grants under the 1994 Executive Plan. The 1994 Executive Plan will expire December 31, 2003.

OPTIONS OF NAMED EXECUTIVES

   Options to purchase 5,000 shares of the Corporation's Common Stock were granted to Mr. Conerton during fiscal 2000 as reflected in the table below. Pursuant to the terms of the 1994 Executive Plan, such options will become exercisable in equal thirds on each of the first three anniversaries of the date of grant.

           OPTION/SAR GRANTS IN LAST FISCAL YEAR

                    NUMBER OF     % OF TOTAL
                    SECURITIES   OPTIONS/SARS
                    UNDERLYING    GRANTED TO      EXERCISE
                   OPTIONS/SARS  EMPLOYEES IN      PRICE       EXPIRATION
NAME                 GRANTED      FISCAL YEAR    ($/SHARE)    DATE(2)<F17>
                   ------------  ------------    ---------    ------------
Dennis M. Conerton    5,000          62.5%     $9.00(1)<F16>  April 4, 2010

(1)<F16> Represented fair market value (determined under provisions of 1994 Executive Plan) of the Corporation's Common Stock as of the date of grant.

(2)<F17> Options generally expire three months following named executive officer's death, disability, retirement or termination of his employment with the Corporation and/or the Bank.

   The following table sets forth certain information concerning individual exercises of stock options by the named executive officers during 2000, including the number and value of options outstanding at the end of 2000 for each of the named executive officers.

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                     FISCAL YEAR-END OPTION/SAR VALUES

                                                      NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                        OPTIONS/SARS AT         IN-THE-MONEY OPTIONS/SARS
                                                       Fiscal Year-End(#)         AT FISCAL YEAR-END($)
                                                   --------------------------   --------------------------
                   SHARES ACQUIRED      VALUE
       NAME         ON EXERCISE(#)   REALIZED($)   EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
       ----       ----------------   -----------   -----------  -------------   -----------  -------------

Dennis M. Conerton        0               0          130,600        5,500         $50,713          0
David A. Stearns          0               0            5,000        5,000               0          0

SEVERANCE PAYMENT AGREEMENTS

  The Bank has severance payment agreements currently in effect with three officers, Dennis M. Conerton, James P. Kelley, and Richard J. Rusch, and the Board of Directors has authorized severance payment agreements with three additional officers, Mr. Keith D. Hill, Mr. Jerry
A. Lecklider and Mr. David A. Stearns (the "Severance Payment Agreements"). Each agreement remains in effect until the earliest to occur of the officer's: (i) death; (ii) disability; (iii) retirement;
(iv) termination of employment (whether voluntary or involuntary); or (v) termination in connection with a change in control of the Bank or the Corporation.

  The Severance Payment Agreements with Messrs. Conerton, Kelly and
Rusch each provide that, in the event of termination of his employment in connection with a change in control of the Bank or the Corporation, the officer would receive a severance payment in an amount equal to his average annual compensation (defined to include his then current base annual salary plus the average bonus, if any, received by him in the three years preceding termination) multiplied by three, plus an amount equal to the dollar equivalent of all contributions by the Bank on behalf and for the benefit of the officer to any pension, profit sharing or employee stock benefit plan, including the Corporation's ESOP, during the three years prior to the termination. One-third of the severance payment would be paid in a lump sum within 30 days of termination and the remaining two-thirds would be paid in monthly installments commencing in the thirteenth month following termination. In addition to this severance payment, the officer would also be entitled to continue receiving, for three years following termination, medical, life and disability insurance benefits and vested benefits otherwise payable to him under any Bank plan or agreement relating to retirement or deferred compensation benefits, if any. In the event the particular officer finds other full-time employment, his severance payment in the second and third year following termination would be reduced by an amount equal to salary and other benefits received from his new employer during the period for which he is entitled to receive payments under his Severance Payment Agreement. Each Severance Payment Agreement provides that, in the event the officer is under the age of 55 and physically and medically able to perform duties with another employer comparable to those performed by him with the Bank at the time of his termination, he must take reasonable steps to obtain such employment within 50 miles of the Bank's main office.

  The Severance Payment Agreements that the Board of Directors approved for Messrs. Hill, Lecklider and Stearns are substantially similar, except that they provide for lower severance benefits and expire after one year from the date of execution, subject to the authority and discretion of the Board of Directors to extend these agreements for additional terms of one year from year to year. Under these Severance Payment Agreements, in the event of a termination of the officer's employment in connection with a change in control of the Bank or the Corporation, the officer is entitled to receive a severance payment in an amount equal to his then current annual compensation (defined to include his then current base annual salary plus the annual average bonus compensation, if any, received by the officer in the three years preceding the termination), plus an amount equal to the dollar equivalent of all contributions by the Bank during the year preceding the termination on behalf and for the benefit of the officer to any qualified retirement or pension plan or qualified Employee Stock Ownership Plan maintained by the Bank and/or the Company. This severance benefit is to be paid to the officer in twelve equal monthly installments beginning on the first day of the month following the termination. In addition, for one year following the termination, the officer is entitled to receive all retirement and deferred compensation benefits and medical, life and disability insurance coverage equivalent to what he would have received during the year had the termination not occurred.

  All of the Severance Payment Agreements define a change in control to include: (i) acquisition of beneficial ownership of securities of the Bank or of the Corporation in a transaction subject to the notice provisions of the Change in Bank Control Act of 1978 or approval under the Bank Holding Company Act of 1956; (ii) someone other than the Corporation becoming owner of more than 25% of the voting securities of the Bank; (iii) the persons constituting the Board of Directors of the Bank or the Corporation at any particular time ceasing, during any two-year period thereafter, to constitute at least a majority thereof; (iv) a person or group of persons or entity succeeds to all or substantially all of the business and/or assets of the Bank or the Corporation as a result of a purchase, merger, consolidation or similar transaction; or (v) the filing by the Corporation of a report or proxy statement with the Securities and Exchange Commission disclosing that a change in control of the Corporation has or may have occurred pursuant to any contract or transaction. A termination of an officer is deemed to have occurred in connection with a change in control if, following an event defined as a change in control, either the officer's employment is terminated by the Bank or a successor other than for death, disability, retirement or certain wrongful conduct by the officer, or the officer terminates his employment on 90 days prior written notice following such change in control and the occurrence of specified events, including: (i) demotion in his position or reduction in his duties of responsibilities; (ii) reduction in compensation; (iii) transfer to a remote location; (iv) a good faith determination by the officer that he is unable, and it would not be in the best interests of the Bank for him, to carry out the authorities, powers, functions, responsibilities or duties attached to his position; or (iv) failure on the part of the Bank to obtain a commitment from a successor to assume the Bank's duties and obligations under the Severance Payment Agreement. If an officer is terminated within six months prior to a change in control for reasons other than death, disability or cause, such termination will be treated as being in anticipation of the change in control and the officer will be entitled to receive the benefits he would have received had the termination occurred after and in connection with a change in control.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under the Securities Exchange Act of 1934, as amended (the "1934
Act"), the Corporation's directors, executive officers and any person holding more than 10% of the Corporation's Common Stock are required to report their initial ownership of the Corporation's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Corporation is required to disclose in this Proxy Statement any failure to file such reports by these dates during 2000. Based solely on a review of copies of such reports furnished to the Corporation, or written representations that no reports were required, the Corporation believes that during 2000 all filing requirements applicable to its directors and executive officers were satisfied.

               CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

  The Bank occasionally extends home mortgage loans, home improvement loans, home equity loans, consumer loans and commercial loans to its directors, officers and employees, and affiliates of the foregoing. Such loans are made in the ordinary course of business, do not, in the opinion of management of the Bank, involve more than the normal risk of collectability or present other unfavorable features, and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. Where the borrower is also a director of the Bank, it is the policy of the Bank that he must leave the meeting of the Bank's Board of Directors while his loan is being considered and he neither participates in that consideration nor votes on approval of the loan. Messrs. Hendricks, Kelley, Puri and Taylor or their affiliates, each had one or more loans with the Bank with an aggregate outstanding balance at December 31, 2000 in excess of $60,000. As of that date, those loans aggregated $6,855,832 which represented approximately 22.56% of the capital of the Bank at December 31, 2000. Those loans were all made in accordance with the policy described above.

                              OTHER INFORMATION

INDEPENDENT AUDITORS

  The Board of Directors, upon the recommendation of the Audit Committee, appointed the firm of Wipfli Ullrich Bertelson LLP ("Wipfli") as independent public accountants to audit the books and accounts of the Corporation for fiscal 2000. The Board expects to appoint Wipfli to audit the books and accounts of the Corporation for fiscal 2001. Representatives of Wipfli are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

  AUDIT FEES

  The aggregate FEES billed by Wipfli for professional services rendered for the audit of the Corporation's annual financial statements for the 2000 fiscal year and the reviews of the financial statements included in the Corporation's Forms 10-Q for the 2000 fiscal year were $46,000.

  ALL OTHER FEES

  The aggregate fees billed by Wipfli for all services, other than for services described above under "Audit Fees," including tax related services, for the 2000 fiscal year were $18,750.

SHAREHOLDER PROPOSALS

  Shareholder proposals must be received by the Corporation no later than December 18, 2001 in order to be considered for inclusion in next year's annual meeting proxy statement. Shareholder proposals not intended to be included in the Corporation's annual meeting proxy statement next year must be received by the Corporation no later than March 3, 2002 to be considered timely.

OTHER AGENDA ITEMS

  The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented at the meeting or any adjournment thereof.

  A COPY (WITHOUT EXHIBITS) OF THE CORPORATION'S ANNUAL REPORT FILED
WITH THE Securities AND EXCHANGE COMMISSION ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 IS AVAILABLE WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF SHARES OF THE CORPORATION'S COMMON STOCK AS OF APRIL 12, 2001 ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: KEITH
D. HILL, VICE PRESIDENT AND TREASURER, BLACKHAWK BANCORP, INC., 400 BROAD STREET, BELOIT, WISCONSIN 53511.

        2001 ANNUAL MEETING OF SHAREHOLDERS OF BLACKHAWK BANCORP, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dennis M. Conerton, David A. Stearns and Keith D. Hill, AND each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Blackhawk Bancorp, Inc. to be held at the Country Club of Beloit, 2327 Riverside Drive, Beloit, Wisconsin 53511, on Wednesday, May 16, 2001 at 10:00 a.m. (local time), and at any adjournment thereof, hereby revoking any and all proxies previously given.

1. ELECTION OF DIRECTORS:  [ ] FOR all nominees       [ ] WITHHOLD AUTHORITY
                               listed below for term      to vote for all
                               ending in 2004 (except     nominees listed below
                               as marked to the           for term ending in
                               contrary below)            2004

            CHARLES J. HOWARD, MERRITT J. MOTT AND ROGER K. TAYLOR

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

2. SHAREHOLDER PROPOSAL:
   Approve the shareholder proposal to retain an investment banking firm to explore the sale of Blackhawk Bancorp, Inc.

            [  ]  FOR   [  ]  AGAINST  [  ]  ABSTAIN

3. In THEIR discretion on such other matters as may properly come before the meeting or any adjournment thereof, all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE voted IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS NAMED IN PROPOSAL 1 AND AGAINST THE SHAREHOLDER PROPOSAL IN PROPOSAL 2.

                    Please return promptly in the ENCLOSED envelope.

                    Dated: --------------------, 2001

                    ----------------------------------
                    Signature of shareholder

                    ----------------------------------
                    Signature of shareholder

                    (Please sign exactly as name appears at left. If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)